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                                                                     EXHIBIT 2.2



                               AMENDMENT NO. 1 TO
                          AGREEMENT AND PLAN OF MERGER


   This AMENDMENT NO. 1 (this "Amendment") to the Agreement and Plan of Merger (the "Merger Agreement"), dated September 10, 1998, by and among Suiza Foods Corporation, a Delaware corporation ("Parent"), Suiza Foods Acquisition Corp., an Ohio corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Broughton Foods Company, an Ohio corporation (the "Company"), dated as of January 18, 1999, is entered into by and among Parent, Merger Sub and the Company.

   WHEREAS, concurrently herewith, certain stockholders of the Company are entering into a Stock Purchase Agreement with Parent and the Company to induce Parent and Merger Sub not to terminate the Merger Agreement and abandon the merger contemplated thereby; and

   WHEREAS, the parties hereto wish to amend and waive certain provisions of the Merger Agreement.

   NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

   1. Closing. Section 3.8 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

   "3.8 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Huddleston, Bolen, Beatty, Porter & Copen, 611 Third Avenue, Huntington, West Virginia 25722-2185, at 9:00 a.m. local time on March 31, 1999 or at such other time and place as Parent and the Company shall agree in writing, in either case upon satisfaction (or waiver) of the conditions set forth in Article IX (other than those conditions that can be satisfied only at the Effective
   Time)."

   2. Waiver of Condition. Parent, Merger Sub and the Company acknowledge that Parent and Merger Sub believe the Company has suffered certain reversals in its business since June 30, 1998 that may constitute a Company Material Adverse Effect, but that the Company believes that the reversals identified by Parent and Merger Sub may not constitute a Company Material Adverse Effect. Parent and Merger Sub agree to waive any right they may have under Section 9.3(b) of the Merger Agreement to terminate such Agreement based on the financial operating performance of the Company between June 30, 1998 and the Effective Time so long as the Company is operated in the ordinary course, and provided that such waiver shall not affect any right of Parent and Merger Sub to terminate such Agreement based on the failure of any other condition to their performance set forth therein. The foregoing waiver shall not be valid and enforceable if the detailed financial information previously provided by the Company to Parent and Merger Sub with respect to the Company's financial operating performance through November 30, 1998 was not true and correct in all material respects at such date.
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   3.    Termination of Merger Agreement by Either Parent or the Company.
Clause (a) of Section 10.2 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

   "... (a) the Merger shall not have been consummated by April 15, 1999, or..."

   4. Authority Relative to the Amendment. The execution, delivery and performance of the Merger Agreement and this Amendment and the consummation of the transactions contemplated thereby and hereby have been duly and effectively authorized by all necessary corporate action of the parties, and the Merger Agreement, as amended by this Amendment, constitutes the valid and binding obligations of the parties, enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

   5.    Reference to and Effect on the Merger Agreement.

         (a) Upon execution of this Amendment, each reference in the Merger Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference in any document related thereto, or executed in connection herewith, shall mean and be a reference to the Merger Agreement as amended hereby, and the Merger Agreement and this Amendment shall be read together and construed as one single instrument.

         (b) Except as specifically amended above, the Merger Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties.

   IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized all as of the date first written above.



                                   SUIZA FOODS CORPORATION



                                   By:  /s/ Tracy L. Noll
                                      ------------------------------------------
                                        Tracy L. Noll, Executive Vice President-
                                        Corporate Development
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                                   SUIZA FOODS ACQUISITION CORP.



                                   By:  /s/ Tracy L. Noll
                                      ------------------------------------------
                                        Tracy L. Noll, Vice President



                                   BROUGHTON FOODS COMPANY



                                   By:  /s/ Marshall T. Reynolds
                                      ------------------------------------------
                                   Title: /s/ Chairman of the Board of Directors
                                         ---------------------------------------